EXHIBIT 5

April 21, 2004


Securities and Exchange Commission
450 Fifth Street, N.w.
Washington, D.c. 20549

         Re: Rim Holdings Inc. - 2001 Consultant Compensation Plan and 2000 Employee and Management Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to Rim Holdings Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the amendment to the Registration Statement to de-register shares not issued under the Plans (the "Shares").

     In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

     2. The Shares, when issued and sold in accordance with the terms of the various plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              MICHAEL K. HAIR, P.C.


                                              By: /s/ Michael K. Hair
                                                  ------------------------------
                                                  Michael K. Hair, President